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                                 EXHIBIT 10(i)
                         SUPPLEMENTAL COMPENSATION PLAN
                             FOR NORSTAR DIRECTORS



1.  EFFECTIVE DATE

    July 1, 1986

2.  ELIGIBLE DIRECTOR

    A member of the Board of Directors of Norstar on the Effective Date shall be considered Eligible Director if his death or other termination of service as a Director takes place when he is not an officer of Norstar or one of its subsidiaries.

    A member who joins the Board of Directors of Norstar after the Effective Date shall be considered an Eligible Director if (i) he dies while a member and when he is not an officer of Norstar or one of its subsidiaries, or (ii) his termination of service as a Director (other than on account of death) takes place after two years of membership and when he is not an officer of Norstar or one of its subsidiaries.

3.  SUPPLEMENTAL COMPENSATION

    Except as set forth in Paragraph 4 below, Norstar will pay to, or in respect of, each Eligible Director, upon his death or termination of service as a Director, 40 quarterly payments of $5,000 each commencing on the first day of the first calendar quarter following the calendar quarter of his death or termination of service as a Director. The payments shall be made to the former Director, if alive, and otherwise to one or more beneficiaries designated in writing from time to time by the Eligible Director to the secretary of Norstar. The service of a Norstar Director will not be deemed to have terminated so long as the Director serves in any compensated capacity with Norstar, any subsidiary of Norstar or any successor to Norstar or a subsidiary of a successor.

4.  CONDITIONS OF PAYMENT

    A Director will forfeit all payments under this Plan if he serves as an officer, director or employee of, or acts as a consultant for, any corporation or other entity whose business is competitive with Norstar or with any corporation that was a subsidiary of Norstar on his last day of service as a Director. The forfeiture provided above will be inapplicable to any relationship disclosed to the Board that exists on the Effective Date, or at the time a Director first joins the Board, or if the relationship is determined by the Board to be not contrary to the interests of Norstar.

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5.  EVIDENCE OF INSURABILITY

    It is Norstar's current intention to fund the payments due under this Plan through the purchase of life insurance that will name Norstar as beneficiary. Eligible Directors will, therefore, be required, at Norstar's request, to submit evidence of insurability and to take any required physical examinations. In no event, however, shall an eligible Director be denied payments hereunder based on lack of insurability.

6.  AMENDMENT AND TERMINATION

    The Plan may be amended or terminated at any time. The amendment or termination may not adversely affect any person then drawing benefits under the Plan without his consent. The amendment or termination may affect any Eligible Director provided the amendment or termination is approved by a majority of the Board of Directors of Norstar (but not a successor of Norstar) and applies to Directors of Norstar in general.

7.  MERGER, ETC. OF NORSTAR

    For purposes of this Plan, a corporation with which Norstar merges or consolidated or with which its business is otherwise combined under common ownership will be considered to be Norstar if Norstar shareholders, prior to such transaction, own immediately after such transaction, and as a result of their Norstar ownership, a majority of the voting shares of the combined entity. Otherwise, such corporation will be considered a successor of Norstar.

8.  ADMINISTRATION

    This plan will be administered and interpreted by the Board of Directors of Norstar or of a successor.